Exhibit 99.1

Subject Line:  Peapack Private Wealth Management Acquires Princeton Portfolio Strategies Group

Bedminster, New Jersey – July 1, 2021 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC), parent company of Peapack-Gladstone Bank, finalized the acquisition of Princeton, NJ-based Princeton Portfolio Strategies Group (PPSG) effective July 1, 2021.

The acquisition, the eighth for the Bank over the last six years, represents an additional $520 million in assets under management (AUM), and aligns PPSG with Peapack Private, the Bank’s wealth management division, one of the largest trust companies and wealth managers in NJ, with a market value of approximately $9.4 billion of assets under administration (AUA) at March 31, 2021.

The purchase elevates Peapack Private’s overall delivery of wealth management and customized portfolio management solutions and expands the broad range of experience its team of wealth advisors, trust officers and portfolio managers provide to clients looking to create, manage, increase and protect their wealth.

“The opportunity to develop a more robust wealth position in Princeton was very appealing to us,” said John P. Babcock, President of Peapack Private.  “The

PPSG team is solid, highly-skilled and experienced, and a complete complement to our services and solutions.”

It is anticipated that the PPSG team will move to Peapack Private’s current Princeton location at Carnegie Center in Q3 or Q4 of this year, joining an established team of wealth management and commercial lending professionals charged with expanding the Bank’s reach in Mercer county.

Park Sutton Advisors LLC served as exclusive financial advisor to Peapack-Gladstone Bank on this transaction.

About the Company

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $6.0 billion and assets under management and/or administration of $9.4 billion as of March 31, 2021.  Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative wealth management, investment banking, commercial and retail solutions, including residential lending and online platforms, to businesses and consumers.  Peapack Private, the Bank’s wealth management division, offers comprehensive financial, tax, fiduciary and investment advice and solutions, to individuals, families, privately held businesses, family offices and not-for-profit organizations, which help them to establish, maintain and expand their legacy.  Together, Peapack-Gladstone Bank and Peapack Private offer an unparalleled commitment to client service.  Visit www.pgbank.com and www.peapackprivate.com for more information.

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Contact:  Denise M. Pace-Sanders, SVP Managing Principal, Brand and Marketing Director, dpace@pgbank.com, 908.470.3322, Peapack-Gladstone Bank, 500 Hills Drive, Suite 300, Bedminster, NJ 07921.